Exhibit 99.1

PharmaCyte Biotech Announces Preliminary Unaudited Financial Results

for Fiscal Year 2022

LAS VEGAS, NV, July 11, 2022 (BUSINESS WIRE) -- PharmaCyte Biotech, Inc. (NASDAQ: PMCB), a biotechnology company focused on developing cellular therapies for cancer, diabetes and malignant ascites using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced its preliminary unaudited financial results for fiscal year ended April 30, 2022.

Cash Position

PharmaCyte had $85.4 million in cash and cash equivalents as of April 30, 2022.

Preliminary (Unaudited) 2022 Fiscal Year End Financial Results

PharmaCyte expects to report operating expenses of approximately $4.4 million, compared to $3.6 million in the prior fiscal year. This increase is primarily due to expenses associated with PharmaCyte listing on Nasdaq and two capital raises totaling approximately $90 million.

Net loss for fiscal year 2022 is expected to be approximately $4.2 million or approximately $0.27 per share, compared with a net loss of $3.6 million, or $2.45 per share, for the prior fiscal year.

Management Commentary

PharmaCyte’s Chief Executive Officer, Kenneth L. Waggoner, commented, “During fiscal year 2022, our team focused on fulfilling the long list of requests from the FDA in order to have the clinical hold lifted on our planned phase 2b clinical trial in locally advanced, inoperable pancreatic cancer (LAPC). To date, we have completed almost two dozen studies with only a few remaining. Shortly, we expect to begin our two-phase pig study. This is the last major study required by the FDA.

“Our team has made considerable progress during the year, while controlling costs despite the worldwide supply chain challenges. Our progress through a challenging year demonstrates the value of our experienced and proven team of scientific and medical professionals who have played key roles in helping to get some of the world’s most successful drugs through the clinic.

“We believe the market opportunity to develop cellular therapies for cancer, diabetes and malignant ascites using our signature live-cell encapsulation technology, Cell-in-a-Box®, is significant. With our enhanced cash position and recent uplisting to Nasdaq, we are positioned to methodically scale the business and further enhance our already strong scientific team as well as adding complementary capital markets experience to our Board of Directors. We are in the process of thoroughly vetting candidates to ensure that the best people are in place to help us seize the opportunities presented by the strength of our technology, therapies, and cash position. We are motivated not just by the market opportunity for our Company, but by the groundbreaking implications for patients. We are frustrated by the value of our stock, which like many biotech companies today, is trading below cash value. That said, we remain intent on continuing to drive our clinical progress toward a solution that we believe can revolutionize our treatment for cancer, diabetes, and malignant ascites and, in turn, create long-term shareholder value.”

Recent Highlights

•	On July 5, 2022, the Company announced it has fulfilled another item from the list of required FDA tasks for its pancreatic cancer product candidate. This was done through the completion of a study that confirmed the qRT-PCR can be successfully implemented for testing. It also confirmed the identity and stability of the cytochrome P450 expression construct in the cells used for the production of CypCaps™ both before and after encapsulation in the cGMP batches.
•	On June 2, 2022, PharmaCyte’s Board of Directors authorized a share repurchase program to repurchase up to $10 million of PharmaCyte’s outstanding shares of common stock. The share repurchase will begin shortly after issuance of our preliminary year-end financial results in this press release.
•	On May 23, 2022, PharmaCyte announced that it has initiated the first in a new series of studies to test the ability of its pancreatic cancer therapy to treat malignant ascites. This is the eighth and final preclinical study that may lead to a Phase 1 clinical trial. Such a clinical trial may allow us to validate the technology much faster than PharmaCyte’s planned Phase 2b clinical trial in LAPC.

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•	On April 19, 2022, PharmaCyte reported positive results to satisfy FDA requirements related to the empty capsule material that comprises its pancreatic cancer clinical trial product candidate.
•	On April 13, 2022, the Company announced that it would accelerate preparations for the start of its Phase 2b clinical trial in LAPC by working parallel paths to have the clinical hold lifted and enroll the first patient in the clinical trial for LAPC.
•	On April 5, 2022, PharmaCyte announced the appointment of Dr. Matthias Löhr to its Board of Directors. Dr. Loehr is Professor of Gastroenterology and Hepatology at the famed Karolinska Institute in Stockholm, Sweden, and leads the Pancreatic Team at Karolinska University Hospital. He has held dozens of leadership roles in learned societies, cancer research centers, universities and governmental agencies.
•	On March 22, 2022, PharmaCyte announced it had successfully completed a 24-month product stability study required by the FDA for its pancreatic cancer clinical trial product candidate. This demonstrates that CypCaps has now proven it has a shelf life of at least 24 months when stored at -80 degrees Celsius.

Cautionary Statement

The financial data contained in this press release are preliminary and unaudited, based upon PharmaCyte’s good faith estimates and subject to completion of PharmaCyte's financial closing procedures. While PharmaCyte expects that its final financial results for its fiscal year and quarter ended April 30, 2022, following the completion of its financial closing procedures, will generally be consistent with the amounts provided in this press release. PharmaCyte's actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, as well as final adjustments and other developments that may arise between now and the time that its financial results for the fiscal year and quarter ended April 30, 2022, are finalized.

The results provided in this press release are preliminary and subject to completion and audit of PharmaCyte’s financial statements.

About PharmaCyte Biotech

PharmaCyte Biotech, Inc. is a biotechnology company developing cellular therapies for cancer, diabetes and malignant ascites based upon a proprietary cellulose-based live-cell encapsulation technology known as “Cell-in-a-Box®.” This technology is being used as a platform upon which therapies for several types of cancer, diabetes and malignant ascites are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and we believe results in little to no treatment related side effects.

PharmaCyte’s candidate therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. The encapsulation of the cell line will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

PharmaCyte’s therapy for malignant ascites involves using the same encapsulated cells PharmaCyte employs for pancreatic cancer but placing the encapsulated cells in the peritoneal cavity of a patient and administering ifosfamide intravenously.

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Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements, including material differences between the Company’s actual financial results and the preliminary financial results presented herein. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

More information about PharmaCyte Biotech can be found at https://www.PharmaCyte.com.

Information may also be obtained by contacting PharmaCyte's Investor Relations Department.

Investor Relations:

PharmaCyte Biotech, Inc.

Telephone: 917.595.2856

Email: InvestorRelations@PharmaCyte.com

Attn: Dr. Gerald W. Crabtree

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